Exhibit 7.08

December 3, 2009

Troy Lowrie
Lowrie Management, LLLP
Family Dog, LLC
390 Union Blvd., Suite 540
Lakewood, CO 80228

Reference is made to (i) your letter dated November 3, 2009 to the Board of Directors of VCG Holding Corp. (the “Company”) pursuant to which you proposed to acquire, subject to certain conditions, all of the shares of outstanding common stock of the Company for $2.10 per share in a cash merger transaction (the “Proposal”) and (ii) your letter dated November 18, 2009 pursuant to which you extended the offer contained in the Proposal to December 4, 2009.

I have been authorized to respond to you in my capacity as Chairman of the Special Committee formed to evaluate the Proposal (the “Special Committee”).  In consideration of the significant time and costs to be incurred by the Company in connection with its evaluation of the Proposal (including the costs of retaining a financial advisor and independent legal counsel), the Special Committee requests that you hereby agree to be bound by the standstill, confidentiality and other applicable provisions attached hereto as Exhibit A.  Upon receipt of your executed copy of this letter agreement, each member of the Special Committee, in its capacity as a member of the Special Committee, agrees to comply with, and be bound by, the confidentiality and other applicable provisions set forth on Exhibit A.

Please signify your agreement to the terms of this letter agreement (including the provisions set forth on Exhibit A) by signing below and returning an executed copy of this letter agreement to me.

Very truly yours,

VCG Holding Corp.

/s/ George Sawicki
George Sawicki
Chairman, Special Committee of the
Board of Directors of the Company

Acknowledged and Accepted by:

/s/ Troy Lowrie
Troy Lowrie,
on behalf of himself;
as President of Family Dog, LLC; and
as President of Lowrie Management, LLLP

EXHIBIT A

STANDSTILL AND CONFIDENTIALITY PROVISIONS

As used herein:

“Act” means the Securities Exchange Act of 1934, as amended;

“Affiliate” means any Person that (i) directly or indirectly controls you, (ii) directly or indirectly is controlled by you, or (iii) is under direct or indirect common control with you;

“Person” shall have the meaning contained in Section 3(a)(9) of the Act; and

“Representatives” means your directors, officers and employees and representatives of your business consultants and legal, accounting and financial advisors.

“Confidential Information” means any information disclosed by or on behalf of the Special Committee, on one hand, or Family Dog, LLC, Troy Lowrie, Lowrie Management, LLLP, on the other hand (each, a “Disclosing Party”), to the other party(ies) (each a “Recipient”) relating to the transactions contemplated by the Proposal, either directly or indirectly in writing or orally, including, without limitation, documents, ideas, business or marketing plans, confidential offering memorandums, term sheets, identification of strategic partners or investors, and financial information.  Confidential Information shall not, however, include any information which Recipient can establish in writing (a) was publicly known and made generally available in the public domain prior to the time of disclosure to Recipient by the Disclosing Party, (b) becomes publicly known and made generally available after disclosure to Recipient by the Disclosing Party through no action or inaction of Recipient, or (c) is in the possession of Recipient, without confidentiality restrictions, at the time of disclosure by the Disclosing Party as shown by Recipient’s files and records immediately prior to the time of such disclosure.

1.           Except as otherwise agreed to by the Special Committee, you agree that, until the earliest to occur of (i) 12 months following the date of this letter agreement, (ii) the date of execution of any definitive agreement in respect of the Proposal, and (iii) 180 days after delivery of written notice by you to the Committee of the cessation of negotiations with respect to the Proposal (the “Standstill Period”), you and your Affiliates (which, for all purposes hereof, shall include without limitation any Person with whom you are part of a group as defined in Section 13(d)(3) of the Act) shall not and shall not permit any of your Representatives on behalf of you or your Affiliates to (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, alone or in concert with any other Person, any securities or property of the Company or any of its subsidiaries, or any rights or options to acquire any such securities or property (including, but not limited to, beneficial ownership of such securities or property as defined in Rule 13d-3 under the Act), (b) except at the specific written request of the Special Committee, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or divisions, or to purchase, directly or indirectly, a material portion of the assets of the Company, (c) make, or participate in, directly or indirectly, any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of any securities of the Company in respect of or related to the matters set forth in clauses (a) and (b) above, (d) enter into any contract, arrangement or understanding with any Person or group (as defined in Section 13(d)(3) of the Act) with respect to any securities of the Company or any subsidiary of the Company, including but not limited to any joint venture, loan or option agreement, put or call, guarantee of loans, guarantee of profits or division of losses or profits, (e) disclose any intention, plan or arrangement inconsistent with the foregoing, or (f) advise, assist or encourage any other Persons in connection with any of the foregoing.  Unless expressly consented to by the Special Committee in writing, you also agree during the Standstill Period not to request the Company (or its officers or directors), directly or indirectly, to amend or waive any provision of this Exhibit A (including this sentence).

2.           Except as otherwise required by law, including without limitation applicable securities laws, Recipient agrees not to use any Confidential Information for any purpose except to evaluate and engage in discussions concerning the Proposal and the transactions contemplated thereby.  Except as set forth in the following sentence, including without limitation as may be required by applicable securities laws, Recipient agrees not to disclose any Confidential Information to third parties.  Access to, and the disclosure of, any of the Disclosing Party’s Confidential Information by Recipient shall be limited only to those Representatives who need to know and whose duties justify the need to make such disclosure of the Disclosing Party’s Confidential Information for purposes of the Recipient’s evaluation, consideration and negotiation of the Proposal or transactions contemplated thereby.  Such disclosures and access shall be permitted provided that Recipient shall cause all such Representatives to whom any of the Disclosing Party’s Confidential Information is to be disclosed or who have access thereto to be informed of the confidential nature thereof and to agree to maintain the confidentiality of such Disclosing Party’s Confidential Information as if he, she or it were a party to this letter agreement.

3.           Recipient agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information.  Without limiting the foregoing, Recipient shall take at least those measures that Recipient takes to protect its own most highly confidential information.  Recipient shall immediately notify Disclosing Party in the event of any unauthorized use or disclosure of the Confidential Information.  Recipient will safeguard and return (or destroy, if requested by the Disclosing Party) all Confidential Information in its care, custody, or control to the Disclosing Party upon the sooner of: (a) execution of definitive agreements related to the transactions contemplated by the Proposal, (b) termination of discussions relating to the Proposal, or (c) if the Disclosing Party requests.  An authorized officer of the Recipient supervising such return or destruction shall certify in writing that Recipient has returned or destroyed all Confidential Information.  The confidentiality and non-disclosure obligations under this letter agreement shall expire one (1) year from the date hereof.

4.           Each of the Special Committee and the undersigned agrees and acknowledges that money damages would not be a sufficient remedy for any breach of this letter agreement and that the non-breaching party shall be entitled to seek, and the breaching party shall not oppose the granting of, equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the non-breaching party at law or in equity.

5.           You shall cause each of your Affiliates to comply with the terms of this letter agreement.  If any term or provision of this letter agreement or any application hereof shall be held invalid by and court of competent jurisdiction to be invalid or unenforceable, the remainder of this letter agreement and any other application of such term or provision shall not be affected thereby.

6.           This letter agreement shall be governed by the laws of the State of Colorado, without regard to the State’s conflict of laws provisions.